EXHIBIT 99.3

MAGNUS INTERNATIONAL RESOURCES INC. DECIDES NOT TO EXPLORE AT LUQUAN
AND QILIAN

Las Vegas, Nevada – November 2, 2005 - Magnus International Resources Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) announces that it will not pursue options to explore two of its prospects at Luquan and Qilian, so that it may place more focus on its more favorable core gold-exploration projects at Huidong and Mangshi.

Qilian

On April 6, 2004, the Company and Nuclear Industry of Yunnan Province, People’s Republic of China (“Team 209”) signed a preliminary joint venture agreement to form a co-operative joint venture company to carry out mineral exploration and development in the 200 square kilometer area of Zhamashi gold and copper deposits in Qilian County of Qinghai Province, PRC.  The Company was to enter a formal joint venture arrangement by November 30, 2004, which passed without a formal agreement being executed.  While it may be open for the Company to negotiate an extension, the Company wishes to clarify that it is not its current intention to do so. However, the Company is currently evaluating other potential opportunities in gold-rich Qinghai province.

Luquan

On July 6, 2004, the Company signed a formal cooperative joint venture contract (“JV Agreement”) with Team 209 to form a new cooperative joint venture company, Yunnan Long Teng Mining Ltd. (“Long Teng Mining”), a sino-foreign Chinese corporation, to carry out minerals exploration and development in an 83.29 square kilometer area of Huidong County in Sichuan Province, China and an area of 44.02 square kilometers in Luquan County, Yunnan Province, China (the "Exploration License areas").

In July and August of 2005, the Board of directors gathered all available geological information surrounding the Luquan property, and upon consultation with senior Company geologists, it was recently determined that the Company’s resources would be better utilized in exploration of the core properties at Huidong and Mangshi, and in seeking out other prospective joint venture properties.  After consultation with Team 209, it was agreed that Team 209 would not transfer the Luquan exploration license to Long Teng Mining, and that the Luquan property would not be explored by Long Teng Mining.  In the fall of 2005 the Company will file an amended Joint Venture Agreement with the Yunnan Bureau of commerce to have the new scope of the joint venture (Huidong only) approved, but the Company does not anticipate there will be any problems in receiving such approval.  In the meantime, Team 209 has represented to the Company that it will seek another Yunnan gold property for Long Teng Mining to consider an exploration program with.

ABOUT MAGNUS INTERNATIONAL RESOURCES, INC.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties, focusing primarily on gold and copper properties in China.  Magnus retains a potential earn-in 90% interest in two joint venture companies with its Chinese partner Yunnan Province Nuclear Industry Brigade 209 ("Team 209"): Yunnan Long Teng Mining Ltd. which holds the Huidong property and Yunnan Western Mining Ltd. which holds the Mangshi property.

Huidong is a gold-copper prospect in Sichuan Province northwest of, and on trend with, Southwestern Resources' Boka gold project in Yunnan Province. Southwestern Resources has recently reported a preliminary combined indicated and inferred resource at the Boka project of 5.4 million ounces of gold. Infill sampling, trenching, and tunneling are being conducted at Huidong to follow up three highly anomalous gold zones identified by comprehensive soil and rock geochemistry surveys.

The Mangshi property is located within the Luxi Gold Belt, a 40km geological trend in western Yunnan province. Work-to-date has outlined a potentially large gold-mineralized zone with simple geology and near-surface mineralization allowing for the near-term commencement of a 7,500m drilling program. The confirmation of the downward extension of the gold mineralization already outlined at the surface would strongly indicate an emerging model of a potentially large sediment-hosted gold deposit of the “Carlin” type.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.